Exhibit 3.2

AMENDMENT NO. 1 TO AMENDED AND RESTATED BYLAWS

OF

FTI CONSULTING, INC.

Pursuant to ARTICLE XIII, Section 1, of the Amended and Restated Bylaws (the “Bylaws”) of FTI Consulting, Inc. (the “Corporation”), the Bylaws of the Corporation have been amended as follows:

1.	ARTICLE V. Section 5 is deleted in its entirety and replaced with the following:

“Section 5. CHAIRMAN AND VICE CHAIRMAN OF THE BOARD. The Board of Directors may designate from among its members a chairman of the board and/or vice chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board and/or the vice chairman of the board as an executive or non-executive chairman or vice chairman of the board. The chairman of the board shall preside over the meetings of the Board of Directors of the Corporation. In the chairman of the board’s absence or a vacancy in such position, the vice chairman of the board shall preside over meetings of the Board of Directors. In the absence of the chairman of the board and vice chairman of the board or vacancies in such positions, unless such executive officer is not a member of the Board of Directors, the chief executive officer, and in his or her absence, the president, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present until the Board of Directors shall take other action with respect to the election or appointment of a director to fill such vacancy or preside at such meeting of the Board of Directors. The chairman of the board and vice chairman of the board (if any) shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.”

The undersigned, being the Secretary of the Corporation, hereby certifies that this Amendment No. 1 to the Bylaws of the Corporation has been duly adopted by the Board of Directors of the Corporation effective as of December 13, 2013.

/s/ Joanne F. Catanese
Joanne F. Catanese
Corporate Secretary